EXHIBIT 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 1-K of InterCare DX Inc. for the year ended December 31, 2022 of our reports dated April 17, 2023 included in its Form 1-K dated April 17, 2023 relating to the financial statements for the year ended December 31, 2022 listed in the accompanying index.

Houston, Texas
April 17, 2023